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                                                                     Exhibit 5.1

                      Davis Polk & Wardwell letterhead



                                                                  March 27, 2000


Ventro Corporation
1500 Plymouth Street
Mountain View, California 94043

Ladies and Gentlemen:

     We have acted as counsel for Ventro Corporation, a Delaware corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (Registration No. 333-31774) (the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), 2,098,750 shares of its common stock, par value $.0002 per share (the "Securities"), including 273,750 shares subject to the underwriters' over-allotment option, as described in the Registration Statement.

     We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we are of the opinion that, when the price at which the Securities to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Securities have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the prospectus which is a part of the Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above, and further consent to the reference to our name under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement, without admitting that we are experts within the meaning of the Securities Act.

                                        Very truly yours,


                                        /s/ Davis Polk & Wardwell